Exhibit 99

Contact Information: Investor Relations: Bob Vold 651.325.4300 Media: David Ewald 651-290-6276 Cell: 612-490-2650

For Immediate Release

Gander Mountain Reports Fiscal 2007 Results

ST. PAUL, Minn., April 15, 2008 — Gander Mountain Company (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, boating, camping, marine and outdoor lifestyle products and services, today reported sales of $317.6 million for the quarter ended February 2, 2008, a decrease of 2.8 percent over the prior year period.  Comparable store sales decreased 11.9 percent in the fourth quarter.

Net income for the fourth quarter was $5.8 million, or $0.25 per share, compared to net income of $15.3 million, or $0.85 per share, in the fourth quarter of fiscal 2006.  The current period earnings include a loss of $1.2 million, reflecting two months of seasonal operating results at Overton’s Inc., which was acquired by Gander Mountain in December 2007.

For the fiscal year, the company reported sales of $969.4 million, an increase of 6.4 percent over the prior year.  Comparable store sales declined 5.4 percent. The company reported a net loss for the 52-week period of $31.8 million, or $1.52 per share, compared with a net loss of $13.2 million, or $0.88 per share for the prior fiscal year.

Per share information for the most recent fourth quarter and full fiscal year reflect the issuance of an additional 4,067,797 shares of common stock in December 2007, the proceeds of which were used to partially fund the Overton’s acquisition.

“As anticipated, fourth quarter results reflected difficult operating conditions, both in the broad economy and in our industry.  These conditions have eased slightly in the first quarter,” said Mark Baker, president and CEO.  “We expect the positive seasonal impact of Overton’s to emerge in the first half of fiscal 2008 as we expand our presence in the direct marketing arena.”

“We will open five stores during the year, replacing three smaller stores and adding to our southern store count,” added Baker.  “The combination of cost-saving initiatives, growth in direct marketing and fewer store openings will position Gander Mountain for improved performance in fiscal 2008.”

Fourth Quarter and Fiscal 2007 Financials:

•              Gross profit increased 7.1 percent to $240.8 million for the 2007 fiscal year.  As a percent of sales, gross profit increased 18 basis points to 24.8 percent, reflecting general improvement in pricing structure, improved clearance management, benefits of scale, and higher penetration of owned-brand merchandise.

•              During the quarter, Gander Mountain closed two unprofitable stores and took cost reduction actions that will benefit 2008.  The company incurred store closing and asset impairment charges, severance costs, and adjustments to the service model in the PowerSports category, resulting in charges of $4.3 million for the quarter and $6.5 million for the year.

•              Selling, general and administrative expenses (SG&A) for the fiscal year 2007 increased 16 percent to $241 million, driven by new store growth and including operational expenses related to Overton’s. As a percent of sales, SG&A increased from 22.8 percent in fiscal 2006 to 24.8 percent in the 2007 comparable period, primarily as a result of the decrease in comparable store sales.  Gander Mountain has historically reported store operating expenses and general and administrative expenses independently.  As a result of the Overton’s acquisition, the company will report SG&A going forward.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time. The conference call will be Webcast from http://www.GanderMountain.com. To register for the event, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived Webcast will be available shortly after the conclusion of the call, and remain available on http://www.GanderMountain.com for approximately 90 days. The transcript will be posted on the site as well.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, boating, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, boat, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 112 conveniently located Gander Mountain outdoor lifestyle stores in 23 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.  Gander Mountain is also the parent company of Overton’s (http://www.overtons.com), a leading catalog and Internet-based retailer of products for boating and other water sports enthusiasts.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2006 and other required reports, as filed with the SEC, which are available at http://www.GanderMountain.com and at the SEC’s website at http://www.sec.gov.

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Gander Mountain Company

Consolidated Statements of Operations

(In thousands, except per share data)

	4th Quarter -unaudited		Fiscal Year
	13 weeks February 2, 2008	14 weeks February 3, 2007	52 weeks February 2, 2008	53 weeks February 3, 2007
Sales	$317,604	$326,885	$969,403	$911,438
Cost of goods sold	232,357	236,132	728,649	686,722
Gross profit	85,247	90,753	240,754	224,716

Operating expenses:
Selling, general and administrative expenses	68,988	61,488	240,744	207,431
Exit costs, impairment and other charges	4,285	72	6,493	458
Pre-opening expenses	84	—	4,836	3,245
Gain on insurance settlement	—	—	—	(1,400)
Income (loss) from operations	11,890	29,193	(11,319)	14,982
Interest expense, net	5,696	4,898	19,745	19,187
Debt conversion charge	—	9,037	—	9,037
Income (loss) before income taxes	6,194	15,258	(31,064)	(13,242)
Income tax provision	375	—	750	—
Net income (loss)	$5,819	$15,258	$(31,814)	$(13,242)

Income (loss) per common share
Basic	$0.25	$0.88	$(1.52)	$(0.88)
Diluted	$0.25	$0.85	$(1.52)	$(0.88)

Weighted average common shares outstanding
Basic	22,889	17,340	20,913	15,100
Diluted	22,901	18,101	20,913	15,100

Gander Mountain Company

Consolidated Balance Sheets

(In thousands)

	February 2,	February 3,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,622	$1,342
Accounts receivable	10,992	10,337
Income taxes receivable	486	—
Inventories	403,683	349,120
Prepaids and other current assets	15,987	10,681
Total current assets	433,770	371,480
Property and equipment, net	168,685	144,439
Goodwill	48,803	2,837
Acquired intangible assets, net	25,098	—
Other assets, net	3,576	2,861
Total assets	$679,932	$521,617

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$246,013	$168,485
Accounts payable	72,563	62,868
Accrued and other current liabilities	60,606	48,032
Current maturities of long term debt	8,247	1,677
Total current liabilities	387,429	281,062

Long term debt	64,173	16,421
Deferred income taxes	7,113	—
Other long term liabilities	27,397	27,343

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 24,049,064 and 20,027,788 shares issued and outstanding)	241	200
Additional paid-in-capital	277,110	252,408
Notes receivable from shareholders	—	(4,100)
Accumulated deficit	(83,531)	(51,717)
Total shareholders’ equity	193,820	196,791
Total liabilities and shareholders’ equity	$679,932	$521,617

Gander Mountain Company

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year
	52 weeks February 2, 2008	53 weeks February 3, 2007
Operating activities
Net loss	$(31,814)	$(13,242)
Adjustments to reconcile net loss to net cash (used in) / provided by operating activities:
Depreciation and amortization	27,589	22,829
Exit costs, impairment and other charges	4,561	—
Debt conversion charge	—	9,037
Stock-based compensation expense	1,587	1,343
Loss / (gain) on disposal of assets	289	(700)
Change in operating assets and liabilities:
(Net of acquired assets and acquired liabilities)
Accounts receivable	484	(5,722)
Inventories	(36,324)	(40,725)
Prepaids and other current assets	(3,947)	(7,940)
Other assets	(2,046)	—
Accounts payable and other liabilities	9,224	35,724
Net cash (used in) / provided by operating activities	(30,397)	604
Investing activities
Purchases of property and equipment	(46,549)	(36,488)
Acquisition of businesses, net of cash acquired of $1.4 million	(76,493)	—
Proceeds from insurance settlement	726	6,097
Proceeds from sale of assets	—	2,100
Net cash used in investing activities	(122,316)	(28,291)
Financing activities
Borrowings (repayments) under credit facility	77,528	(6,451)
Proceeds from sales of common stock, net of expenses	23,967	29,540
Proceeds from exercise of stock options and employee stock purchases	3,290	289
Proceeds from long term debt	53,082	5,300
Reductions in long term debt	(3,874)	(1,229)
Net cash provided by financing activities	153,993	27,449

Net increase / (decrease) in cash	1,280	(238)
Cash, beginning of period	1,342	1,580
Cash, end of period	$2,622	$1,342

Non-cash investing activities: During the fiscal year 2007 and fiscal year 2006, the Company acquired equipment totaling approximately $3.6 million and $2.4 million, respectively, that was financed through capital leases. Such amounts are excluded from Purchases of property and equipment in this statement of cash flows.

In December 2006, the Company issued 2,280,502 shares of common stock as consideration for the cancellation of the Company’s outstanding $20 million note payable.